EXHIBIT 99.1
T-Mobile Leads the Industry Once Again With Continued Durable Customer Growth, Including Best Ever Q1 Postpaid Gross and Net Additions, Translating to Outstanding Financial Growth
Higher Gross Additions in Every Category Drove Industry-Leading Customer Performance, Alongside Record Q1 Diluted EPS, Strong Net Cash Provided by Operating Activities and Record Q1 Adjusted Free Cash Flow, Underscoring Un-carrier’s Focus on Consistent Execution and Profitable Growth
Industry-Leading Customer Growth Fueled by Best Network, Best Value and Best Experience Combination(1)
•Postpaid net customer additions of 1.3 million, best ever Q1 and best in industry
•Postpaid phone net customer additions of 495 thousand, best in industry
•Postpaid net account additions of 205 thousand, best in industry
•High Speed Internet net customer additions of 424 thousand, industry best alongside best ever churn
Translating Industry-Leading Customer Growth into Industry-Leading Financial Growth
•Service revenues of $16.9 billion grew 5% year-over-year, best in industry growth
•Postpaid service revenues of $13.6 billion grew 8% year-over-year, best in industry growth
•Net income of $3.0 billion grew 24% year-over-year, best ever Q1
•Diluted earnings per share (“EPS”) of $2.58 grew 29% year-over-year, best ever Q1
•Core Adjusted EBITDA(2) of $8.3 billion grew 8% year-over-year, best in industry growth
•Net cash provided by operating activities of $6.8 billion grew 35% year-over-year
•Adjusted Free Cash Flow(2) of $4.4 billion grew 31% year-over-year, best ever Q1
Extending Overall Network Lead with Best Assets, Customer Centricity and Technology Leadership
•T-Mobile adds to its network technology leadership, as the only carrier in the country to roll out a nationwide 5G Advanced network leveraging the nation’s only standalone 5G core to better serve customers, enabling advanced carrier aggregation to achieve record-breaking 6.3 Gbps downlink speeds in a recent field test, along with dynamic slicing, lower latency, and more efficient IoT throughput
•Additionally, with the beta launch of T-Satellite, T-Mobile now operates the only satellite network in the US that works on most modern smartphones(3), and seamlessly connects from terrestrial to satellite networks, with hundreds of thousands of active customers already using it and over a million messages delivered, providing an unparalleled direct-to-cell experience to any mobile customer enrolled in the beta, including AT&T and Verizon customers
•Opensignal named T-Mobile the global winner in download speed experience among countries with large landmass(4), the only carrier in the world with the honor
•RootMetrics, an Ookla company, awarded T-Mobile with the best 5G availability in a February 2025 report for the 8th consecutive time
Bellevue, WA — April 24, 2025 — T-Mobile US, Inc. (NASDAQ: TMUS) reported first quarter 2025 results today, delivering its highest ever postpaid net and gross customer additions, alongside industry-leading postpaid phone, postpaid account, and broadband net additions. The company translated its industry-leading customer growth into industry-best service revenue growth, which grew at a rate more than three times its next closest wireless competitor, record Q1 Net income, industry-leading Core Adjusted EBITDA growth at double the average of its wireless peer group, strong net cash provided by operating activities and highest-ever Q1 Adjusted Free Cash Flow, while fueling stockholder returns of $3.5 billion in Q1.

“T-Mobile delivered big yet again with outstanding Q1 results across wireless and broadband, including our best ever Q1 total postpaid customer gross and net additions—proof that our consistent customer-first focus has put us in the best position to succeed in this dynamic environment,” said Mike Sievert, CEO of T-Mobile. “A record number of customers chose the Un-carrier in Q1 — we grew postpaid gross additions year-over-year across the board and our High Speed Internet business led the industry in net customer additions for the 13th straight quarter. And all of this customer growth drove fantastic financial growth with strong net cash provided by operating activities and our highest-ever Q1 Adjusted Free Cash Flow. This is a great start to 2025, and we’re excited about what’s to come as we continue to deliver innovative experiences, our best-in-class network, and unmatched value to customers.”
___________________________________________________________
(1)AT&T Inc. does not disclose postpaid net account additions. Comcast and Charter do not disclose postpaid phone net customer additions. Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Core Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net income, including, but not limited to, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(3)T-Satellite service is compatible with most modern smartphones released in the last 4 years.
(4)Opensignal awarded T-Mobile the sole global Winner in its “large land area group”, which contains operators from markets with a land area of more than 200,000km2.

Industry-Leading Customer Growth Fueled by Best Network, Best Value and Best Experience Combination(1)
•Postpaid net customer additions of 1.3 million increased 117 thousand year-over-year.
•Postpaid phone net customer additions of 495 thousand decreased 37 thousand year-over-year. Postpaid phone churn of 0.91% increased 5 basis points year-over-year.
•Postpaid net account additions of 205 thousand decreased 13 thousand year-over-year.
•Prepaid net customer additions of 45 thousand increased 93 thousand year-over-year. Prepaid churn of 2.68% improved 7 basis points year-over-year.
•High Speed Internet net customer additions of 424 thousand increased 19 thousand year-over-year. T-Mobile ended the quarter with 6.9 million High Speed Internet customers.
•Total net customer additions were 1.4 million and increased 210 thousand year-over-year. Total customer connections increased to a record high of 130.9 million.

	Quarter
(in thousands, except churn)	Q1 2025	Q4 2024	Q1 2024
Postpaid net account additions	205	263	218
Total net customer additions	1,382	2,036	1,172
Postpaid net customer additions (2)	1,337	1,933	1,220
Postpaid phone net customer additions	495	903	532
Postpaid other net customer additions (2)	842	1,030	688
Prepaid net customer additions (losses) (2)	45	103	(48)
Total customers, end of period (2)	130,910	129,528	120,872
Postpaid phone churn	0.91%	0.92%	0.86%
Prepaid churn	2.68%	2.85%	2.75%
High Speed Internet net customer additions	424	428	405
Total High Speed Internet customers, end of period	6,854	6,430	5,181
(1)AT&T Inc. does not disclose postpaid net account additions. Comcast and Charter do not disclose postpaid phone net customer additions. Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Includes High Speed Internet customers.

Translating Industry-Leading Customer Growth into Industry-Leading Financial Growth(1)
•Total service revenues increased 5% year-over-year to $16.9 billion, and Postpaid service revenues increased 8% year-over-year to $13.6 billion.
•Net income increased 24% year-over-year to $3.0 billion.
•Diluted EPS increased 29% year-over-year to $2.58 per share.
•Core Adjusted EBITDA increased 8% year-over-year to $8.3 billion.
•Net cash provided by operating activities(2) increased 35% year-over-year to $6.8 billion.
•Cash purchases of property and equipment, including capitalized interest decreased 7% year-over-year to $2.5 billion.
•Adjusted Free Cash Flow increased 31% year-over-year to $4.4 billion.
•Stockholder Returns of $3.5 billion in Q1 2025, including common stock repurchases of $2.5 billion and cash dividends of $1.0 billion as part of current stockholder return authorization of up to $14.0 billion, for cumulative stockholder returns(3) of $34.8 billion since program inception, split across repurchases of $29.8 billion and cash dividends of $5.1 billion.

	Quarter			Q1 2025 vs. Q4 2024	Q1 2025 vs. Q1 2024
(in millions, except EPS)	Q1 2025	Q4 2024	Q1 2024
Total service revenues	$16,925	$16,928	$16,096	—%	5.2%
Postpaid service revenues	13,594	13,502	12,631	0.7%	7.6%
Total revenues	20,886	21,872	19,594	(4.5)%	6.6%
Net income	2,953	2,981	2,374	(0.9)%	24.4%
Diluted EPS	2.58	2.57	2.00	0.4%	29.0%
Adjusted EBITDA	8,259	7,916	7,652	4.3%	7.9%
Core Adjusted EBITDA	8,258	7,905	7,617	4.5%	8.4%
Net cash provided by operating activities (2)	6,847	5,549	5,084	23.4%	34.7%
Cash purchases of property and equipment, including capitalized interest	2,451	2,212	2,627	10.8%	(6.7)%
Adjusted Free Cash Flow	4,396	4,084	3,347	7.6%	31.3%
(1)    Industry-leading claims are based on consensus expectations if results are not yet reported.
(2) Effective November 1, 2024, following amendments to the company’s Equipment Installment Plan Sale and Service Receivable Sale arrangements, all cash proceeds associated with the sale of such receivables, a portion of which was previously recognized as Proceeds related to beneficial interests in securitization transactions within investing cash flows, were recognized as operating cash flows. These amendments did not have a net impact on Adjusted Free Cash Flow.
(3)     Beginning in Q3 2022 through March 31, 2025.

Extending Overall Network Lead with Best Assets, Customer Centricity and Technology Leadership
The company continues to extend its network leadership through innovation, including:
•T-Mobile adds to its network technology leadership, as the only carrier in the country to roll out a nationwide 5G Advanced network leveraging the nation’s only standalone 5G core to better serve customers, enabling advanced carrier aggregation to achieve record-breaking 6.3 Gbps downlink speeds in a recent field test, along with dynamic slicing, lower latency, and more efficient IoT throughput.
•Additionally, with the beta launch of T-Satellite, T-Mobile now operates the only satellite network in the US that works on most modern smartphones(1), and seamlessly connects from terrestrial to satellite networks, with hundreds of thousands of active customers already using it and over a million messages delivered, providing an unparalleled direct-to-cell experience to any mobile customer enrolled in the beta, including AT&T and Verizon customers.
•T-Mobile also continued to receive ongoing network recognition from third parties including:
◦Opensignal named T-Mobile the global winner in download speed experience among countries with large landmass(2), the only carrier in the world with the honor.
◦RootMetrics, an Ookla company, awarded T-Mobile with the best 5G availability in a February 2025 report for the 8th consecutive time.

(1)T-Satellite service is compatible with most modern smartphones released in the last 4 years.
(2)Opensignal awarded T-Mobile the sole global Winner in its “large land area group”, which contains operators from markets with a land area of more than 200,000km2.

See 5G device, coverage, and access details at T-Mobile.com. Opensignal Award: USA: Global Mobile Network Experience Awards 2025, Large Land Mass Group, based on independent analysis of mobile measurements recorded during the period July 1 – December 27, 2024. © 2025 Opensignal Limited. RootMetrics Award: US State of Mobile Union Report 2H 2024, based on independent analysis of mobile measurements recorded during the period July – December 2024. © 2025 Ookla, LLC.

Raising 2025 Financial Guidance
T-Mobile’s 2025 guidance below excludes pending acquisitions of UScellular and Metronet, and includes the incorporation of Vistar Media, Blis and Lumos:
•Postpaid net customer additions are expected to be between 5.5 million and 6.0 million, maintaining its highest-ever guidance at this point in the year.
•Core Adjusted EBITDA, which is Adjusted EBITDA less lease revenues, is expected to be between $33.2 billion and $33.7 billion, an increase from prior guidance of $33.1 billion to $33.6 billion.
•Net cash provided by operating activities, including payments for Sprint Merger-related costs, is expected to be between $27.0 billion and $27.5 billion, an increase at the midpoint from prior guidance of $26.8 billion to $27.5 billion.
•Cash purchases of property and equipment, including capitalized interest, are expected to be approximately $9.5 billion, unchanged from prior guidance.
•Adjusted Free Cash Flow, including payments for Sprint Merger-related costs, is expected to be between $17.5 billion and $18.0 billion, an increase at the midpoint from prior guidance of $17.3 billion to $18.0 billion. Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization.

(in millions, except Postpaid net customer additions and Effective tax rate)	Previous		Current		Change (Mid-point)
Postpaid net customer additions (thousands)	5,500	6,000	5,500	6,000	—
Net income (3)	N/A	N/A	N/A	N/A	N/A
Effective tax rate	24%	26%	24%	26%	—
Core Adjusted EBITDA (4)	$33,100	$33,600	$33,200	$33,700	$100
Net cash provided by operating activities	26,800	27,500	27,000	27,500	100
Capital expenditures (5)	~9,500		~9,500		—
Adjusted Free Cash Flow	17,300	18,000	17,500	18,000	100
(3)T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(4)Management uses Core Adjusted EBITDA as a measure to monitor the financial performance of Company operations, excluding the impact of lease revenues from related device financing programs.
(5)Capital expenditures means cash purchases of property and equipment, including capitalized interest.

Financial Results
For more details on T-Mobile’s Q1 2025 financial results, including the Investor Factbook with detailed financial tables, please visit T-Mobile US, Inc.’s Investor Relations website at https://investor.t-mobile.com.

Earnings Call Information
Date/Time
•Thursday, April 24, 2025, at 4:30 p.m. (ET)

Pre-registration link for dial-in access and personalized PIN
Participants can pre-register for the conference call here in order to receive dial-in information and a personalized PIN. This option is recommended to avoid wait times when joining the call.

Access via Phone (audio only)
Please plan on accessing the call 10 minutes prior to the scheduled start time.
•Toll Free: 1-866-777-2509
•International: 1-412-317-5413

Access via Webcast
The earnings call will be broadcasted live and can be replayed via the Investor Relations website at https://investor.t-mobile.com.

Submit Questions via X
Send a post to @TMobileIR or @MikeSievert using $TMUS

Contact Information
•Media Relations: mediarelations@t-mobile.com
•Investor Relations: investor.relations@t-mobile.com

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (https://investor.t-mobile.com), newsroom website (https://t-mobile.com/news), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR X account (https://x.com/TMobileIR), the @MikeSievert X account (https://x.com/MikeSievert) and our CEO’s LinkedIn account (https://www.linkedin.com/in/sievert), both of which Mr. Sievert also uses as a means for personal communications and observations, and the @TMobileCFO X account (https://x.com/tmobilecfo), and our CFO’s LinkedIn account (https://www.linkedin.com/in/peter-osvaldik-3887394), both of which Mr. Osvaldik also uses as a means for personal communication and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Mint Mobile. For more information please visit: https://www.t-mobile.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions.

Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: competition, industry consolidation and changes in the market for wireless communications services and other forms of connectivity; criminal cyberattacks, disruption, data loss or other security breaches; our inability to timely adopt and effectively deploy network technology developments; our inability to effectively execute our digital transformation and drive customer and employee adoption of emerging technologies; our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture; system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems; the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use; the timing and effects of any pending and future acquisition, divestiture, investment, joint venture or merger involving us, including our inability to obtain any required regulatory approval necessary to consummate any such transactions or to achieve the expected benefits of such transactions; adverse economic, political or market conditions in the U.S. and international markets, including changes resulting from increases in inflation or interest rates, tariffs and trade restrictions, supply chain disruptions, fluctuations in global currencies, immigration policies, and impacts of geopolitical instability, such as the Ukraine-Russia and Israel-Hamas wars and further escalations thereof; potential operational delays, higher procurement and operational costs, and regulatory and compliance complexities as result of changes to trade policies, including higher tariffs, restrictions and other economic disincentives to trade; our inability to successfully deliver new products and services; any disruption or failure of our third parties (including key suppliers) to provide products or services for the operation of our business; sociopolitical volatility and polarization and risks related to environmental, social and governance matters; our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms; changes in the credit market conditions, credit rating downgrades or an inability to access debt markets; our inability to maintain effective internal control over financial reporting; any changes in regulations or in the regulatory framework under which we operate; laws and regulations relating to the handling of privacy, data protection and artificial intelligence; unfavorable outcomes of and increased costs from existing or future regulatory or legal proceedings; difficulties in protecting our intellectual property rights or if we infringe on the intellectual property rights of others; our offering of regulated financial services products and exposure to a wide variety of state and federal regulations; new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations; our wireless licenses, including those controlled through leasing agreements, are subject to renewal and may be revoked; our exclusive forum provision as provided in our Certificate of Incorporation; interests of Deutsche Telecom AG (“DT”), our controlling stockholder, which may differ from the interests of other stockholders; our current and future stockholder return programs may not be fully utilized, and our share repurchases and dividend payments pursuant thereto may fail to have the desired impact on stockholder value; future sales of our common stock by DT and SoftBank Group Corp. and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the Federal Communications Commission; and other risks as disclosed in our most recent annual report on Form 10-K, and subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward- looking statements, except as required by law.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income, including, but not limited to, Income tax expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between either of these measures and Net income is variable.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income as follows:

	Quarter
(in millions)	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025
Net income	$2,374	$2,925	$3,059	$2,981	$2,953
Adjustments:
Interest expense, net	880	854	836	841	916
Other (income) expense, net	(20)	8	(7)	(94)	46
Income tax expense	764	843	908	858	885
Operating income	3,998	4,630	4,796	4,586	4,800
Depreciation and amortization	3,371	3,248	3,151	3,149	3,198
Stock-based compensation (1)	140	147	143	156	168
Sprint Merger-related costs (gain), net (2)	130	(9)	—	—	—
UScellular Merger-related costs (3)	—	—	16	10	14
Legal-related expenses (recoveries), net (4)	—	15	1	(105)	6
Other, net (5)	13	22	136	120	73
Adjusted EBITDA	7,652	8,053	8,243	7,916	8,259
Lease revenues	(35)	(26)	(21)	(11)	(1)
Core Adjusted EBITDA	$7,617	$8,027	$8,222	$7,905	$8,258
(1)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Condensed Consolidated Financial Statements. Additionally, certain stock-based compensation expenses associated with the merger with Sprint Corporation (the “Sprint Merger”) have been included in Sprint Merger-related costs (gain), net.
(2)Sprint Merger-related costs (gain), net, for the three months ended June 30, 2024, includes the $100 million gain recognized for the extension fee previously paid by DISH associated with the DISH License Purchase Agreement.
(3)UScellular Merger-related costs generally include pre-merger consulting and legal fees.
(4)Legal-related expenses (recoveries), net consists of the settlement of certain litigation and compliance costs associated with the August 2021 cyberattack, net of insurance recoveries.
(5)Other, net, primarily consists of certain severance, restructuring and other expenses, gains and losses, not directly attributable to the Sprint Merger or UScellular Merger, which are not reflective of T-Mobile’s core business activities and are, therefore, excluded from Adjusted EBITDA and Core Adjusted EBITDA.
Adjusted EBITDA represents earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization, stock-based compensation and certain expenses, gains and losses, which are not reflective of our ongoing operating performance (“Special Items”). Special Items include Sprint Merger-related costs (gain), net, UScellular Merger-related costs, certain legal-related expenses and recoveries, restructuring costs not directly attributable to the Sprint Merger or UScellular Merger (including severance), and other non-core gains and losses. Core Adjusted EBITDA represents Adjusted EBITDA less device lease revenues. Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management, including our chief operating decision maker, to monitor the financial performance of our operations and allocate resources of the Company as a whole. T-Mobile uses Core Adjusted EBITDA and Adjusted EBITDA as benchmarks to evaluate T-Mobile’s operating performance in comparison to its competitors. T-Mobile also uses Core Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and to facilitate comparisons with other wireless communications services companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, and Special Items. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the company’s device financing strategy, by excluding the impact of device lease revenues from Adjusted EBITDA, to align with the related depreciation expense on leased devices, which is excluded from the definition of Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Adjusted Free Cash Flow is calculated as follows:

	Quarter
(in millions, except percentages)	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025
Net cash provided by operating activities	$5,084	$5,521	$6,139	$5,549	$6,847
Cash purchases of property and equipment, including capitalized interest	(2,627)	(2,040)	(1,961)	(2,212)	(2,451)
Proceeds related to beneficial interests in securitization transactions	890	958	984	747	—
Adjusted Free Cash Flow	$3,347	$4,439	$5,162	$4,084	$4,396
Net cash provided by operating activities margin (Net cash provided by operating activities divided by Service revenues)	31.6%	33.6%	36.7%	32.8%	40.5%
Adjusted Free Cash Flow margin (Adjusted Free Cash Flow divided by Service revenues)	20.8%	27.0%	30.9%	24.1%	26.0%
Effective November 1, 2024, following amendments to the company’s Equipment Installment Plan Sale and Service Receivable Sale arrangements, all cash proceeds associated with the sale of such receivables, a portion of which was previously recognized as Proceeds related to beneficial interests in securitization transactions within investing cash flows, were recognized as operating cash flows. These amendments did not have a net impact on Adjusted Free Cash Flow.
Adjusted Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, plus Proceeds related to beneficial interests in securitization transactions. Adjusted Free Cash Flow is utilized by T-Mobile’s management, investors and analysts to evaluate cash available to pay debt, repurchase shares, pay dividends and provide further investment in the business.
Adjusted Free Cash Flow margin - Adjusted Free Cash Flow divided by Service revenues. Adjusted Free Cash Flow Margin is utilized by T-Mobile’s management, investors, and analysts to evaluate the company’s ability to convert service revenue efficiently into cash available to pay debt, repurchase shares and provide further investment in the business.

The guidance range for Adjusted Free Cash Flow is calculated as follows:

	FY 2025
(in millions)	Guidance Range
Net cash provided by operating activities	$27,000	$27,500
Cash purchases of property and equipment, including capitalized interest	(9,500)	(9,500)
Adjusted Free Cash Flow	$17,500	$18,000

The previous guidance range for Adjusted Free Cash Flow was calculated as follows:

	FY 2025
(in millions)	Guidance Range
Net cash provided by operating activities	$26,800	$27,500
Cash purchases of property and equipment, including capitalized interest	(9,500)	(9,500)
Adjusted Free Cash Flow	$17,300	$18,000

T-Mobile US, Inc.
Operating Measures
(Unaudited)

The following table sets forth company operating measures ARPA and ARPU:

	Quarter
(in dollars)	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025
Postpaid ARPA	$140.88	$142.54	$145.60	$146.28	$146.22
Postpaid phone ARPU	48.79	49.07	49.79	49.73	49.38
Prepaid ARPU	37.18	35.94	35.81	35.49	34.67

Postpaid Average Revenue Per Account (“ARPA”) - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (“ARPU”) - Average monthly service revenue earned per customer. Service revenues for the specified period divided by the average number of customers during the period, further divided by the number of months in the period.
Postpaid phone ARPU excludes postpaid other customers and related revenues.